Exhibit 99.1

Net 1 UEPS Technologies, Inc. Reports Second Quarter 2016 Results

JOHANNESBURG, February 4, 2016 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for the second quarter of fiscal 2016.

•	Q2 2016 Revenue of $150.3 million, a constant currency increase of 23%;

•	Q2 2016 FEPS of $0.42, which includes an adverse impact of $0.09 per share attributable to taxes, and incremental expenses to expand operations and infrastructure;

•	Net loan book increased 40% from Q1 2016, and more than 800,000 EPE accounts opened, 800 ATMs deployed and 110 branches opened by January 2016;

•	Repurchase of 749,213 shares of Net1 common stock for approximately $11.2 million.

Summary Financial Metrics

	Three months ended December 31,
			% change		% change
	2015	2014	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	150,281	154,131	(2%	)	23%
GAAP net income	16,658	22,374	(26%	)	(6%	)
Fundamental net income (1)	19,619	26,400	(26%	)	(6%	)
GAAP earnings per share ($)	0.35	0.48	(26%	)	(7%	)
Fundamental earnings per share ($) (1)	0.42	0.57	(26%	)	(8%	)
Fully-diluted shares outstanding (‘000’s)	47,400	46,644	2%
Average period USD/ ZAR exchange rate	14.12	11.22	26%

	Six months ended December 31,
			% change		% change
	2015	2014	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	304,754	310,572	(2%	)	21%
GAAP net income	39,678	46,463	(15%	)	5%
Fundamental net income (1)	46,031	54,522	(16%	)	4%
GAAP earnings per share ($)	0.84	0.99	(15%	)	5%
Fundamental earnings per share ($) (1)	0.98	1.16	(16%	)	4%
Fully-diluted shares outstanding (‘000’s)	47,394	46,990	1%		1%
Average period USD/ ZAR exchange rate	13.49	10.97	23%

(1) Fundamental net income and earnings per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income to fundamental net income and earnings per share.

Factors impacting comparability of our Q2 2016 and Q2 2015 results

•

Unfavorable impact from the strengthening of the U.S. dollar against primary functional currencies: The U.S. dollar appreciated by 26% against the ZAR and 10% against the KRW during Q2 2016, which negatively impacted our reported results;

•

Continued growth in financial inclusion services: We continued to grow our financial inclusion services offerings during Q2 2016, which has resulted in higher revenues and operating income, primarily from more sales of low- margin prepaid airtime and an increase in transaction fees. The significant growth in our lending book during December 2015 resulted in a substantial increase in the allowance for doubtful finance loans receivable, in accordance with our policy of providing for doubtful finance loans receivable at the time that a loan is originated;

•

Ongoing contributions from EPE and Smart Life and expansion of branch network: Our EPE and Smart Life offerings contributed to an increase in revenue in ZAR, as well as an associated increase in establishment costs for our branch network;

•	Increased contribution by KSNET: Our results were positively impacted by growth in our Korean operations; and
•

Tax impact of dividends from South African subsidiary: Our income tax expense includes approximately $2.4 million related to the tax impact, including withholding taxes, resulting from distributions from our South African subsidiary during October 2015, which helped reduce the impact of a weakened ZAR on our reported cash balances. The conversion of a significant portion of our ZAR cash reserves to USD negatively impacted our interest income due the material difference between ZAR and USD deposit rates.

Comments and Outlook

“We continue to see tangible gains in the execution of our strategic plan, which includes the scaling up of our newer growth initiatives and the globalization of our business activities,” said Dr. Serge Belamant, Chairman and CEO of Net1. “EasyPay Everywhere, financial services and ZAZOO all delivered in-line or above our expectations, supported by consistent operating contributions from our established and recurring mature businesses, despite the ongoing currency and macroeconomic headwinds. Our pipeline of local and international opportunities for both our card-centric and mobile-centric projects augurs well for the sustained organic growth of our business,” he concluded.

“Our underlying business fundamentals and momentum remain strong,” said Herman Kotze, Chief Financial Officer of Net1. “We converted a meaningful portion of our South African cash reserves to USD in order to limit the impact of the sudden and volatile depreciation of the ZAR during Q2 2016. This resulted in withholding and other tax-related adjustments, as well as lower tax-effected interest income due to the differential between ZAR and USD deposit rates, of approximately $2.4 million, for a decrease of approximately $0.06 to our basic and diluted EPS. Additionally, the 40% sequential growth in our lending book during Q2 2016, adversely impacted EPS by $0.02 per share as a result our provisioning policy to provide an allowance on loan origination. We will only recognize the revenue from these new loans from Q3 2016. Finally, EPS was $0.01 per share lower due to the ongoing incremental costs incurred to expand our branch network,” he added.

“Therefore for fiscal 2016, we now expect fundamental earnings per share of at least $2.45, which includes a full year impact of $0.12 per share related to taxes and forgone interest income as a result of the distribution of our South African cash reserves to our U.S. parent. Our fiscal 2016 guidance once again also assumes a constant currency base of ZAR11.43/ $1 and a share count of 46.7 million shares,” he concluded.

Share buybacks and replenishment of repurchase authorization back to $100 million

During Q2 2016, we acquired 749,213 shares of Net1 common stock for approximately $11.2 million. On February 3, 2016, our Board of Directors replenished the authorization to repurchase back to up to $100 million of common stock. The authorization does not have an expiration date. The share repurchase authorization will be used at management’s discretion, subject to limitations imposed by SEC Rule 10b-18 and other legal requirements and subject to price and other internal limitations established by our Board of Directors. Repurchases will be funded from our available cash reserves. Share repurchases may be made through open market purchases, privately negotiated transactions, or both. There can be no assurance that we will purchase any shares or any particular number of shares. The authorization may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, liquidity and other factors that management deems appropriate.

Results of Operations by Segment and Liquidity

Our operating metrics will be updated and posted on our website (www.net1.com).

South African transaction processing

             Segment revenue was $52.8 million in Q2 2016, down 10% compared with Q2 2015 in USD, but 14% higher on a constant currency basis. In ZAR, the increase in segment revenue [and operating income] was due to higher EPE revenue as a result of increased ATM transactions, more low-margin transaction fees generated from card holders using the South African National Payment System and an increase in the number of social welfare grants distributed, offset by fewer inter-segment transaction processing activities. Our operating income margin for Q2 2016 and 2015 was 23% and 22%, respectively, and was higher primarily due to higher EPE revenue as a result of increased ATM transactions, an increase in the number of beneficiaries paid in fiscal 2016 and a modest increase in the margin of transaction fees generated from cardholders using the South African National Payment System, partially offset by annual salary increases granted to our South African employees.

             International transaction processing

Segment revenue was $40.8 million in Q2 2016, up 1% compared with Q2 2015 in USD, and up 27% on a constant currency basis. Operating income during Q2 2016 was lower due to an increase in depreciation expenses at KSNET and ongoing ZAZOO start-up costs in the UK and India, but was partially offset by increase in revenue contribution from KSNET and a positive contribution by XeoHealth. Operating income and margin for Q2 fiscal 2015, was negatively impacted by ad hoc incentives provided to staff due to the strong operating performance of KSNET during calendar 2014. Operating income margin for Q2 fiscal 2016 and 2015 was 10% and 14%, respectively.

            Financial inclusion and applied technologies

Segment revenue was $65.7 million in Q2 2016, down 3% compared with Q2 2015 in USD and up 22% on a constant currency basis. Financial inclusion and applied technologies revenue and operating income increased primarily due to higher prepaid airtime and other value-added services sales, more ad hoc terminal and card sales and, in ZAR, an increase in inter-segment revenues, offset by lower lending service fees. Operating income for the second quarter of fiscal 2016, was adversely impacted by an increase in our allowance for doubtful finance loans receivable resulting from a commensurate increase in our lending book in the last lending cycle of calendar 2015 and establishment costs for Smart Life and expansion of our branch network.

Driven by our expanded branch and ATM infrastructure, we experienced an increase in our lending book towards the end of Q2 2016. We expect this growth in our lending book to translate to higher revenue and operating income during the third quarter of fiscal 2016.

Operating income margin for the Financial inclusion and applied technologies segment was 21% and 26%, respectively, during Q2 2016 and 2015, and has decreased primarily due to the increase in our allowance for doubtful finance loans receivable, the sale of more low-margin prepaid airtime and establishment costs for Smart Life, expansion of our branch network and annual salary increases for our South African employees.

           Corporate/eliminations

In USD, our corporate expenses have decreased primarily due to the impact of the stronger USD on goods and services procured in other currencies, primarily the ZAR, and lower amortization costs, partially offset by modest increases in USD denominated goods and services purchased from third parties and directors’ fees.

           Cash flow and liquidity

At December 31, 2015, we had cash and cash equivalents of $101.4 million, down from $117.6 million at June 30, 2015. The decrease in our cash balances from June 30, 2015, was primarily due to the strengthening of the U.S. dollar against our primary functional currencies, repurchase of shares of our common stock, growth in our lending book, provisional tax payments and capital expenditures, offset by the expansion of all of our core businesses.

Excluding the impact of interest received, interest paid under our Korean debt and taxes, the decrease in cash from operating activities resulted from the expansion of our lending book, offset by cash inflows from improved trading activity during fiscal 2016. Capital expenditures for Q2 2016 and 2015 were $9.9 million and $9.1 million, respectively, and have increased primarily due to the acquisition of more payment processing terminals in South Korea and ATMs in South Africa.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

           Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income and earnings per share adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges and (3) unusual non-recurring items, including the amortization of KSNET debt facility fees and US government investigations-related and US lawsuit expenses. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

          Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income adjusted for the profit on sale of property, plant and equipment. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted and the calculation of the denominator for headline diluted earnings per share.

Conference Call

We will host a conference call to review Q2 2016 results on February 5, 2016, at 8:00 Eastern Time. To participate in the call, dial 1-855-481-5362 (US and Canada), 0808-162-4061 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through February 28, 2016.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 now offers debit, credit and prepaid processing and issuing services for Visa, MasterCard and ChinaUnionPay in China and other territories across Asia-Pacific, Europe and Africa, and the United States.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its ZAZOO business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1 917-767-6722
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Six months ended
	December 31,		December 31,
	2015	2014	2015	2014
	(In thousands, except per share data)		(In thousands, except per share data)

REVENUE	$150,281	$154,131	$304,754	$310,572

EXPENSE

Cost of goods sold, IT processing, servicing and support	78,668	71,774	156,050	146,180

Selling, general and administration	36,248	41,385	72,009	80,121

Depreciation and amortization	10,586	10,157	20,701	20,331

OPERATING INCOME	24,779	30,815	55,994	63,940

INTEREST INCOME	3,664	3,587	7,939	7,677

INTEREST EXPENSE	1,054	1,107	2,028	2,419

INCOME BEFORE INCOME TAX EXPENSE	27,389	33,295	61,905	69,198

INCOME TAX EXPENSE	10,593	10,203	21,490	21,851

NET INCOME BEFORE EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	16,796	23,092	40,415	47,347

EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	388	76	576	168

NET INCOME	17,184	23,168	40,991	47,515

LESS NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	526	794	1,313	1,052

NET INCOME ATTRIBUTABLE TO NET1	$16,658 $	22,374	$39,678 $	46,463

Net income per share, in United States dollars
Basic earnings attributable to Net1 shareholders	$0.35	$0.48	$0.84	$0.99
Diluted earnings attributable to Net1 shareholders	$0.35	$0.48	$0.84	$0.99

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Balance Sheets

	Unaudited	(A)
	December 31,	June 30,
	2015	2015
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$101,417	$117,583
Pre-funded social welfare grants receivable	2,503	2,306
Accounts receivable, net of allowances of – December: $3,407; June: $1,956	149,005	148,768
Finance loans receivable, net of allowances of – December: $4,555; June: $4,227	43,036	40,373
Inventory	10,636	12,979
Deferred income taxes	4,937	7,298
Total current assets before settlement assets	311,534	329,307
Settlement assets	321,812	661,916
Total current assets	633,346	991,223
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of – December: $95,537; June: $94,014	53,216	52,320
EQUITY-ACCOUNTED INVESTMENTS	14,626	14,329
GOODWILL	152,312	166,437
INTANGIBLE ASSETS, net of accumulated amortization of - December: $83,694; June: $84,668	38,686	47,124
OTHER LONG-TERM ASSETS, including reinsurance assets	11,286	14,997
TOTAL ASSETS	903,472	1,286,430

LIABILITIES
CURRENT LIABILITIES
Accounts payable	13,541	21,453
Other payables	43,125	45,595
Current portion of long-term borrowings	8,503	8,863
Income taxes payable	3,092	6,287
Total current liabilities before settlement obligations	68,261	82,198
Settlement obligations	321,812	661,916
Total current liabilities	390,073	744,114
DEFERRED INCOME TAXES	8,483	10,564
LONG-TERM BORROWINGS	50,091	50,762
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	1,321	2,205
TOTAL LIABILITIES	449,968	807,645
COMMITMENTS AND CONTINGENCIES
EQUITY
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - December: 46,573,489; June: 46,679,565	64	64
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: December: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	219,416	213,896
TREASURY SHARES, AT COST: December: 18,806,441; June: 18,057,228	(225,706)	(214,520)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(199,324)	(139,181)
RETAINED EARNINGS	657,546	617,868
TOTAL NET1 EQUITY	451,996	478,127
NON-CONTROLLING INTEREST	1,508	658
TOTAL EQUITY	453,504	478,785

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$903,472	$1,286,430

(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended		Six months ended
	December 31,		December 31,
	2015	2014	2015	2014
	(In thousands)		(In thousands)
Cash flows from operating activities
Net income	$17,184	$23,168	$40,991	$47,515
Depreciation and amortization	10,586	10,157	20,701	20,331
Earnings from equity-accounted investments	(388)	(76)	(576)	(168)
Fair value adjustments	1,567	(234)	3,000	179
Interest payable	645	140	1,354	1,299
Loss (Profit) on disposal of property, plant and equipment	11	(109)	(84)	(231)
Stock-based compensation charge	965	1,035	1,691	1,951
Facility fee amortized	35	52	69	134
(Increase) Decrease in accounts receivable, pre-funded social welfare grants receivable and finance
loans receivable	(13,847)	(7,315)	(31,125)	2,155
Decrease (Increase) in inventory	776	(622)	(155)	(2,745)
Decrease in accounts payable and other payables	(5,418)	(1,456)	(2,046)	(12,389)
(Decrease) Increase in taxes payable	(8,859)	(9,963)	(1,035)	(3,352)
Increase (Decrease) in deferred taxes	789	(168)	(637)	(558)
Net cash provided by operating activities	4,046	14,609	32,148	54,121

Cash flows from investing activities
Capital expenditures	(9,947)	(9,137)	(20,645)	(18,515)
Proceeds from disposal of property, plant and equipment	269	373	617	614
Proceeds from sale of business	-	-	-	1,895
Other investing activities	-	(29)	-	(29)
Net change in settlement assets	264,404	241,652	242,829	198,598
Net cash provided by investing activities	254,726	232,859	222,801	182,563

Cash flows from financing activities
Acquisition of treasury stock	(11,186)	-	(11,186)	(9,151)
Proceeds from issue of common stock	-	-	3,762	989
Long-term borrowings utilized	711	1,081	1,431	2,178
Repayment of long-term borrowings	-	(14,128)	-	(14,128)
Sale of equity to non-controlling interest	-	-	-	1,407
Net change in settlement obligations	(264,404)	(241,652)	(242,829)	(198,598)
Net cash used in financing activities	(274,879)	(254,699)	(248,822)	(217,303)

Effect of exchange rate changes on cash	(8,086)	(2,973)	(22,293)	(7,072)
Net (decrease) increase in cash and cash equivalents	(24,193)	(10,204)	(16,166)	12,309
Cash and cash equivalents – beginning of period	125,610	81,185	117,583	58,672
Cash and cash equivalents – end of period	$101,417	$70,981	$101,417	$70,981

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended December 31, 2015 and 2014 and September 30, 2015

								Change – constant
				Change - actual				exchange rate(1)
				Q2 ‘16		Q2 ‘16		Q2 ‘16		Q2 ‘16
				vs		vs		vs		vs
Key segmental data, in $ ’000,	Q2 ‘16	Q2 ‘15	Q1 ‘16	Q2‘15		Q1 ‘16		Q2‘15		Q1 ‘16
Revenue:
South African transaction processing	$52,764	$58,427	$55,639	(10%	)	(5%	)	14%		3%
International transaction processing	40,836	40,466	41,229	1%		(1%	)	27%		8%
Financial inclusion and applied technologies	65,686	67,531	67,360	(3%	)	(2%	)	22%		6%
Subtotal: Operating segments	159,286	166,424	164,228	(4%	)	(3%	)	20%		6%
Intersegment eliminations	(9,005)	(12,293)	(9,755)	(27%	)	(8%	)	(8%	)	1%
Consolidated revenue	$150,281	$154,131	$154,473	(2%	)	(3%	)	23%		6%

Operating income (loss):
South African transaction processing	$12,080	$12,883	$13,511	(6%	)	(11%	)	18%		(3%	)
International transaction processing	4,240	5,743	6,543	(26%	)	(35%	)	(7%	)	(29%	)
Financial inclusion and applied technologies	13,519	17,827	16,554	(24%	)	(18%	)	(5%	)	(11%	)
Subtotal: Operating segments	29,839	36,453	36,608	(18%	)	(18%	)	3%		(11%	)
Corporate/Eliminations	(5,060)	(5,638)	(5,393)	(10%	)	(6%	)	13%		2%
Consolidated operating income	$24,779	$30,815	$31,215	(20%	)	(21%	)	1%		(14%	)

Operating income margin (%)
South African transaction processing	23%	22%	24%
International transaction processing	10%	14%	16%
Financial inclusion and applied technologies	21%	26%	25%
Consolidated operating margin	16%	20%	20%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the second quarter of fiscal 2016 also prevailed during the second quarter of fiscal 2015 and the first quarter of fiscal 2016.

Six months ended December 31, 2015 and 2014

					Change –
					constant
			Change -		exchange
			actual		rate(1)
			F2016		F2016
			vs		vs
Key segmental data, in ’000, except margins	F2016	F2015	F2015		F2015
Revenue:
South African transaction processing	$108,403	118,679	(9%	)	12%
International transaction processing	82,065	83,670	(2%	)	21%
Financial inclusion and applied technologies	133,046	132,728	0%		23%
Subtotal: Operating segments	323,514	335,077	(3%	)	19%
Intersegment eliminations	(18,760)	(24,505)	(23%	)	(6%	)
Consolidated revenue	$304,754	310,572	(2%	)	21%

Operating income:
South African transaction processing	$25,591	26,522	(4%	)	19%
International transaction processing	10,783	13,092	(18%	)	1%
Financial inclusion and applied technologies	30,073	35,434	(15%	)	4%
Subtotal: Operating segments	66,447	75,048	(11%	)	9%
Corporate/Eliminations	(10,453)	(11,108)	(6%	)	16%
Consolidated operating income	$55,994	63,940	(12%	)	8%

Operating income margin (%)
South African transaction processing	24%	22%
International transaction processing	13%	16%
Financial inclusion and applied technologies	23%	27%
Overall operating margin	18%	21%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the first half of fiscal 2016 also prevailed during the first half of fiscal 2015.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income and earnings per share, basic, to fundamental net income and earnings per share, basic:

Three months ended December 31, 2015 and 2014

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2015	2014	2015	2014	2015	2014	2015	2014

GAAP	16,658	22,374	0.35	0.48	235,204	250,737	5.00	5.39

Intangible asset amortization, net .	1,952	2,930			27,572	32,827
Stock-based compensation charge	965	1,035			13,625	11,616
Facility fees for KSNET debt	35	52			494	584
US government investigations-related and US lawsuit expenses	9	9			127	101
Fundamental	19,619	26,400	0.42	0.57	277,022	295,865	5.88	6.36

Six months ended December 31, 2015 and 2014

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000v)		(ZAR)
	2015	2014	2015	2014	2015	2014	2015	2014

GAAP	39,678	46,463	0.84	0.99	535,281	509,644	11.39	10.87

Intangible asset amortization, net .	4,460	5,838			60,164	64,036
Stock-based compensation charge	1,691	1,951			22,813	21,400
Facility fees for KSNET debt	69	134			931	1,470
US government investigations- related and US lawsuit expenses	133	136			1,794	1,492
Fundamental
	46,031	54,522	0.98	1.16	620,983	598,042	13.21	12.76

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended December 31, 2015 and 2014

	2015	2014

Net income (USD’000)	16,658	22,374
Adjustments:
Loss (Profit) on sale of property, plant and equipment	11	(109)
Tax effects on above	(3)	31

Net income used to calculate headline earnings (USD’000)	16,666	22,296

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	47,086	46,519

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	47,400	46,644

Headline earnings per share:
Basic, in USD	0.35	0.48
Diluted, in USD	0.35	0.48

Six months ended December 31, 2015 and 2014

	2015	2014

Net income (USD’000)	39,678	46,463
Adjustments:
Profit on sale of property, plant and equipment	(84)	(231)
Tax effects on above	24	65

Net income used to calculate headline earnings (USD’000)	39,618	46,297

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	47,007	46,873

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	47,394	46,990

Headline earnings per share:
Basic, in USD	0.84	0.99
Diluted, in USD	0.84	0.99

Calculation of the denominator for headline diluted earnings per share

	Q2 ‘16	Q2 ‘15	F2016	F2015

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	47,086	46,519	47,007	46,873
Effect of dilutive securities under GAAP	314	125	387	117
Denominator for headline diluted earnings per share	47,400	46,644	47,394	46,990

Weighted average number of shares used to calculate headline earnings per share diluted represent the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline earnings per share diluted because we do not use the two-class method to calculate headline earnings per share diluted.